UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2005

 DECORATOR INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-7753	25-1001433
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10011 Pines Boulevard, Pembroke Pines, Florida	33024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 436-8909

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02

NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW.

This Current Report on Form 8-K/A is being filed to amend the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission (SEC) on March 30, 2005.

On March 22, 2005, Decorator Industries, Inc. (DII) management along with its independent auditors concluded that DII’s quarterly financial statements filed on Form 10-Q for the quarters ended April 3, 2004, July 3, 2004, and October 2, 2004 and the financial information for the quarter ended January 1, 2005 as furnished on Form 8-K dated March 2, 2005 should no longer be relied upon because DII is making certain adjustments to restate or revise previously reported financial results.

Following a review with the SEC on March 22, 2005 of DII’s accounting for the acquisition of Fleetwood Enterprises’ Drapery operations, it was the SEC’s view that DII purchased a business rather than assets. Certain excess costs associated with this acquisition were capitalized and being amortized over the 6 year period of the exclusive supply agreement. The SEC determined these costs should in fact have been expensed as incurred to conform with Generally Accepted Accounting Principles (GAAP).

The expensing of these costs will reduce net income by $311,524 or 11 cents per diluted share for fiscal 2004. Going forward this will reduce the amortization costs over the remaining five years of the initial term of the exclusive supply agreement and benefit that five year period by the same amount of the restatement.

As a result of this restatement, fiscal 2004 quarterly earnings changed as follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Previously Reported
Net Earnings	$429,073	$592,969	$368,985	$315,195	$1,706,222
Change	(228,189)	(54,357)	(73,965)	44,987	(311,524)

Restated Net Earnings	$200,884	$538,612	$295,020	$360,182	$1,394,698

 On March 29, 2005, registrant issued a press release furnished as Exhibit 99.1 to this report.

ITEM 8.01

OTHER EVENTS

Internal Control Considerations

DII management has determined that the restatement of quarterly results discussed above in Item 4.02 was not the result of a material weakness in internal controls that existed at the periods ended April 3, 2004, July 3, 2004, October 2, 2004 and January 1, 2005. The restatement was made at the request of the SEC based on their view of GAAP and how it applies to the acquisition and excess costs associated with the acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DECORATOR INDUSTRIES, INC.
(Registrant)

By:	/s/ MICHAEL K. SOLOMON
Michael K. Solomon
Vice President and
Principal Financial Officer

Date: April 6, 2005

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